Exhibit 99.1

Cloudastructure Postpones First Quarter 2026 Financial Results Conference Call;

Maintains Preliminary Q1 Revenue Guidance

Anticipates Reporting First Quarter Revenue of Approximately $1.3 Million, Reflecting 78% Year-Over-Year Growth, and

Gross Profit Growth of Approximately 115% Year-Over-Year

PALO ALTO, CA. – May 21, 2026 -- Cloudastructure, Inc. (“Cloudastructure” or “the Company”) (Nasdaq: CSAI), a leader in cloud-native AI surveillance and remote guarding, today announced that it is postponing its first quarter 2026 financial results conference call and has delayed the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

The delay relates to the Company’s ongoing review, in consultation with its independent registered public accounting firm, of a technical accounting issue associated with the balance sheet treatment of certain preferred equity instruments. The Company is continuing to work through the review process and intends to file its Form 10-Q as soon as practicable.

As previously announced, the Company currently expects to report first quarter 2026 revenue of approximately $1.3 million, representing approximately 78% year-over-year growth, and gross profit growth of approximately 115% year-over-year.

Cloudastructure will announce a new conference call date following the filing of its Form 10-Q.

About Cloudastructure

Headquartered in Palo Alto, California, Cloudastructure’s patented award-winning security platform utilizes a scalable cloud-based architecture that features cloud video surveillance with proprietary, state-of-the-art AI/ML analytics, and a seamless remote guarding solution. The combination enables enterprise businesses to achieve proactive, end-to-end security, and pairs that platform with an attractive value proposition that eschews proprietary hardware and offers contract-free, month-to-month pricing and unlimited 24/7 support. With Cloudastructure, companies can achieve unparalleled situational awareness in real time and thereby stop crime as it is happening, while simultaneously achieving up to a 75% lower Total Cost of Ownership than other systems. For more information, visit https://www.cloudastructure.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be considered forward-looking. Any forward-looking statement expressing an expectation or belief as to one or more future events is expressed in good faith and believed to be reasonable. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond our control. These factors include, but are not limited to, our ability to complete the procedures necessary to file our Form 10-Q for the first quarter of 2026 and potential changes to our financial results for such quarter that may result from the completion of those procedures. We caution you against relying on any of the forward-looking statements in this release, as actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform them to actual results or revised expectations.

Media Contact

Kathleen Hannon, Sr. Communications Director

Cloudastructure, Inc.

704.574.3732

Kathleen@cloudastructure.com

Investor Contact

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

Cloudastructure@KCSA.com